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                                                                  EXHIBIT 15(a)

Denbury Resources Inc.:

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Denbury Resources Inc. for the periods ended March 31, 2001 and August 2, 2001 and 2000, and June 30, 2001 and 2000, as indicated in our reports dated May 2, 2001; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001 are being incorporated by reference in this Registration Statement.

We are also aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP
Dallas, Texas
October 22, 2001